                               EXHIBIT NO. 6.15

                CONFIDENTIALITY/NON-DISCLOSURE AGREEMENT BETWEEN
                   SATAMA UA INC. AND ISYS NETWORKS, INC.
                           DATED MAY 12, 2000.

                    CONFIDENTIALITY/NON-DISCLOSURE AGREEMENT

THIS AGREEMENT is entered into by and between Satama USA Inc., a corporation organized under the laws of the State of Texas, with offices at 1950 N. Stemmons Freeway, Suite 2030, Dallas, TX 75207 ("EVALUATOR") and ISYS Networks, Inc. with offices at 570 Lexington Avenue, 45th Floor, New York, NY 10022 ("ISYS").

         WHEREAS, ISYS and EVALUATOR wish to discuss the possibility of forming a business relationship or other commercial arrangement, and, in connection therewith, ISYS wishes to establish the conditions pursuant to which information may be disclosed by ISYS to EVALUATOR;

         WHEREAS, the EVALUATOR has requested the opportunity to review the technology of ISYS, and to have the opportunity to study and analyze ISYS's technology and specific applications derived from ISYS's technology, including a "lifestyle portal", and whereas ISYS has agreed to do so pursuant to the terms and conditions set forth herein; and

         WHEREAS, the parties recognize and acknowledge ISYS's absolute ownership of and sole control and rights to, and over his proprietary intellectual properties and technology assets as set forth in trademarks and patents and/or pending patents and trademarks;

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration and intending to be legally bound, ISYS and EVALUATOR agree as follows:

1. For purposes of this Agreement, "Confidential Information: shall mean information that is disclosed by ISYS to EVALUATOR hereunder and is either confidential or proprietary in nature to ISYS and (i) if conveyed in written or other tangible form, designated as confidential or proprietary by ISYS prominently marking it with a "confidential," "proprietary" for similar legend, or (ii) if disclosed in other than a tangible form (i.e. orally), designated as confidential or proprietary by ISYS prior to its disclosure and followed within fifteen (15) days thereafter by a memorandum from ISYS summarizing the Confidential Information in writing, marking it "Confidential" and delivering such memorandum to EVALUATOR.

2. Confidential Information shall include any portion of analyses, compilations, forecasts, studies or other documents prepared by ISYS, its agents or representatives (including attorneys, accountants, technicians and financial advisors) that is properly designated as confidential or proprietary by ISYS in accordance with this Agreement.

3. This Agreement imposes no obligation upon EVALUATOR with respect to, and Confidential Information (including Technology, as defined below) shall not include, information or technology that: (i) was in EVALUATOR's possession before receipt


Initials:       ISYS: TT         Evaluator: Ka
                     ------                 ------
         from ISYS; (ii) is or becomes a matter of public knowledge through no fault of EVALUATOR; (iii) is disclosed under operation of law, except that EVALUATOR will disclose only such information as is legally required and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed; (iv) is disclosed by EVALUATOR with ISYS's prior written approval; (v) is rightfully received by EVALUATOR from a third party without a duty of confidentiality; or (vi) is independently developed by EVALUATOR.

4. EVALUATOR agrees to treat as confidential, and to preserve the confidentiality of, all Confidential Information disclosed by, or obtained from, ISYS, and to restrict disclosure of the Confidential Information only to its employees with a need to know (and advise such employees of the obligations assumed herein). EVALUATOR shall not disclose the Confidential Information to any other entity or person, including affiliates of EVALUATOR, without the express prior written consent of ISYS. EVALUATOR shall protect the Confidential Information received hereunder from disclosure by using the same degree of care that it uses to prevent the unauthorized disclosure of its own confidential information of like nature.

5. It is contemplated that ISYS will be revealing Confidential Information to EVALUATOR hereunder related to ISYS's proprietary interactive ISP service technology (hereinafter referred to as "Technology"). The term "Technology," as used in this Agreement, shall encompass all technology, methods, underlying premises, theories, source codes, computer programs, equipment, applications, capabilities and test results related to the Technology.

6. The Technology is the sole possession of ISYS. The Technology that is properly designated as confidential or proprietary by ISYS in accordance with this Agreement shall be regarded as Confidential Information. EVALUATOR may use the Technology only for the purpose of evaluating the possibility of forming a business relationship or other commercial arrangement with ISYS and, if and when such relationship or arrangement is formed by a written agreement, furthering the purpose and intent expressly stated in such written agreement. EVALUATOR may not use, adapt, revise or develop the Technology without the prior written permission of ISYS.

7. The Technology, and all equipment, if any, suppled by ISYS, shall remain the express property of ISYS, and ISYS shall have the right to request and obtain the immediate return of its property and the Technology at any time. EVALUATOR shall make no attempt to tamper with equipment provided by ISYS, nor use any form of reverse engineering, nor any means of discovery, in order to determine the underlying source codes and/or theories relating to the Technology. EVALUATOR shall have no rights to file for a patent or copyright, or make any claims to ownership, of the Technology.

8. EVALUATOR shall have no rights whatsoever to purchase or receive any stock from any employee, officer, Board Member or shareholder of ISYS, and/or any entity or principal of any entity that owns shares in ISYS, unless agreed to in writing by the Chief Executive Officer of ISYS.

9. ISYS agrees that EVALUATOR may currently or in the future acquire information, either independently developed or legally received from third parties, which may be similar to the Confidential Information. Nothing in this Agreement will be construed as a representation that EVALUATOR does not or will not have such independently developed or legally received information. Nothing in this Agreement will be construed as a representation or agreement to restrict assignment or reassignment of EVALUATOR's employees, or in any manner to affect or limit EVALUATOR'S present and future business activities of any nature, including business activities which could be competitive with ISYS. Nothing in this Agreement will be construed as a representation or agreement that EVALUATOR will not develop or have developed for its products, concepts, systems or techniques contemplated by or embodied in the Confidential Information, provided that EVALUATOR does not violate any of its obligations under this Agreement in connection with such development

10. In the event of a breach of this Agreement, ISYS may seek immediate injunctive relief.

11. This Agreement shall be construed under the laws of the State of New York, USA, without giving effect to its conflicts of laws principles. Should any portion of this Agreement be deemed to be unlawful, then the remainder of this Agreement shall be deemed to be in full force as if the unlawful portion had not been included in this Agreement.

12. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their heirs, successors and assigns.

13. This Agreement shall be binding for a period of twenty-four (24) months from the date set forth below, and shall apply to any and all transactions entertained by the parties hereto within such period, including subsequent follow-up, repeat, extended, and renegotiated transactions, as well as to the original transaction regardless of the success of the project.

14. This Agreement may be executed in counterparts and delivered by facsimile transmission, each of which shall be deemed an original and both of which together shall constitute one and the same document.

         WHEREFORE, and in consideration of the mutual promises contained herein, the parties have executed and delivered this Agreement as of the 12th day of May, 2000.

                                         EVALUATOR:

                                         SATAMA USA, INC.

                                         By: Ka
                                            ----------------------
                                            Name:
                                            Title:

                                         INVENTOR:

                                         ISYS NETWORKS, INC.

                                         By: Terrence Tierney
                                            ----------------------
                                            Name: Terrence Tierney
                                            Title: President